EXHIBIT (9)(b)

                                     FIRST AMERICAN INSURANCE PORTFOLIOS, INC.


               COMPENSATION AGREEMENT DATED AS OF OCTOBER 1, 2001
                         PURSUANT TO CUSTODIAN AGREEMENT


         WHEREAS, First American Insurance Portfolios, Inc., a Minnesota corporation (hereinafter called the "Fund"), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America with its principal place of business at St. Paul, Minnesota (hereinunder called the "Custodian"), previously entered into that Custodian Agreement dated December 8, 1999 (the "Custodian Agreement"), and entered into a Compensation Agreement pursuant to such Custodian Agreement (the "Compensation Agreement"); and

         WHEREAS, the Fund and the Custodian desire to amend paragraph 1 of the Compensation Agreement to include two new series to be added to the Fund in addition to the existing series as previously identified in the Compensation Agreement.

         NOW, THEREFORE, the Fund and the Custodian agrees as follows:

     1. Effective October 1, 2001, paragraph 1 of the Compensation Agreement is amended to read in its entirety as follows:

                      "The compensation payable to the Custodian pursuant to the Custodian Agreement with respect to Large Cap Growth Portfolio, International Portfolio, Technology Portfolio, Mid Cap Growth Portfolio, Small Cap Growth Portfolio, Equity Income Portfolio and Corporate Bond Portfolio, shall be payable monthly at the annual rate, as a percentage of the respective series' average daily net assets, of 0.01%.

     2. Confirmation of Agreement. The Compensation Agreement, as amended herein, is hereby ratified and confirmed.



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         IN WITNESS WHEREOF, the Fund and the Custodian have caused this instrument to be executed in duplicate as of the date first above written by their duly authorized officers.


Dated: October 1, 2001                     FIRST AMERICAN INSURANCE
                                              PORTFOLIOS, INC.


                                           By _________________________________

                                           Its ________________________________


                                           U.S. BANK NATIONAL ASSOCIATION


                                           By _________________________________

                                           Its ________________________________